Exhibit 10.38
MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”) is made effective as of February 19, 2016 (the “Effective Date”), by and between X4 Pharmaceuticals, Inc., a Delaware corporation with a business address at 784 Memorial Drive, Suite 140, Cambridge, MA 02139 (“X4”), and Aptuit (Oxford) Limited incorporated in England and Wales, having an address at 111 Innovation Drive, Milton Park, Abingdon, Oxfordshire, OX14 4RZ, England (the “Company”). X4 and the Company are each sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, X4 is developing a portfolio of proprietary drug candidates, including its proprietary lead compound, X4P-001, as oral therapeutic agents for the treatment of serious diseases; and

WHEREAS, the Company has process development, manufacturing and related services experience and expertise and owns a facility that has proven to be suitable for the development of a manufacturing process for X4’s proprietary compounds and for the large-scale manufacturing of such Compounds (as defined below); and

WHEREAS, X4 desires to have the Company develop manufacturing processes and/or conduct large scale manufacturing campaigns for Compounds such as X4P-001 on the terms and subject to the conditions set forth in this Agreement, as requested from time to time by X4.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.DEFINITIONS
Whenever used in the Agreement with an initial capital letter, the terms defined in this Article 1 shall have the meanings specified and may be used in singular or plural.

1.1 “Additional Services” means (a) any services that are not contained in a Statement of Work and that require a Change Order in order to authorize the Company to commence the same and (b) any other service that is specifically identified as an Additional Service in this Agreement.

1.2 “Affiliate” means, with respect to any Party, any other person or entity that, directly or indirectly, controls or is controlled by or is under common control with, such Party. For purposes of this definition, “control” means (a) ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors in the case of a corporation or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, (b) status as a general partner in any partnership, or any other arrangement whereby a person or entity controls or has the right to control the board of directors of a corporation or equivalent governing body of an entity other than a corporation.

1.3 “API” means the active pharmaceutical ingredient that is intended to be used in the manufacture of a pharmaceutical product.

1.4 “Applicable Laws” means federal, state, local, national and international laws, statutes, rules and regulations, including any rules, regulations or requirements of any Regulatory Authority within the Territory, that are in effect from time to time during the Term and are applicable to a particular activity conducted hereunder.

1.5 “Approved Subcontractor” means any Third Party with which the Company contracts to perform any Services or meet any of its other obligations under this Agreement to the extent consented to by X4 as part of a Statement of Work.

1.6 “Business Day” means any day other than a Saturday or Sunday on which banking institutions in Boston, Massachusetts or Oxford, England are open for business.

1.7 “Calendar Quarter” means the period beginning on the Effective Date and ending on the last day of the calendar quarter in which the Effective Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.

1.8 “Calendar Year” means the period beginning on the Effective Date and ending on December 31 of the calendar year in which the Effective Date falls, and thereafter each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.9 “CFR” means the Code of Federal Regulations of the United States.

1.10 “cGCP” means the then-current good clinical practice applicable to the conduct of Services under Applicable Laws, including without limitation the ICH guidelines and U.S. Good Clinical Practice.

1.11 “cGMP” means the laws, regulatory requirements and guidelines for then-current good manufacturing practices as described in (a) 21 CFR Parts 210 and 211 and all applicable rules, regulations, orders and guidance published thereunder; (b) the then-current International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use, Guidance for Industry Q7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients; (c) EC Directive 2003/94/EC and the Rules Governing Medicinal Products in the European Union, Volume 4; the World Health Organization (WHO) “Guide to good manufacturing practice (GMP) requirements”; the laws of any other jurisdiction within the Territory; and (f) any successor provision of any of the foregoing; in each case, as such laws, regulations and guidelines are amended from time to time.

1.12  “Change Order” means a document approved in writing by the Parties in accordance with the procedures set forth in Section 2.8 that describes in reasonable detail any amendment or modification to any Statement of Work.

1.13 “Company Background Patent Rights” means any Patent Rights Controlled by the Company as of the Effective Date that contain one or more claims that cover Company Background Technology.

1.14 “Company Background Technology” means any Technology that is Controlled by the Company as of the Effective Date and used by the Company in the conduct of the Project. For purposes of clarity, Company Background Technology shall not include any Company Inventions.

1.15 “Company Confidential Information” means any Confidential Information that is a tangible embodiment of Company Background Technology and provided by the Company to X4 for use in the conduct of the Project.

1.16 “Company Facility” means the facility controlled and operated by the Company located at 111 Innovation Drive, Milton Park, Abingdon, Oxfordshire, X14 4RZ, UK.

1.17 “Company Invention” means any Invention that (a) is conceived or reduced to practice solely by the Company during the Term without the use of any X4 Materials and/or X4 Background Technology, (b) does not relate in any respect to the composition, synthesis, formulation, mechanism of action or use of any X4 Materials (including any Compounds) and/or X4 Background Technology, and (c) relates solely and specifically to Company Background Technology.

1.18 “Company Invention Patent Rights” means any Patent Rights that contain one or more claims that cover any Company Invention.

1.19 “Company Materials” means any Proprietary Materials that are Controlled by the Company and used by the Company, or provided by the Company for use, in the conduct of any Project.

1.20 “Compound” means any of the proprietary compounds of X4 described more fully in any Statement of Work.

1.21 “Confidential Information” means, with respect to a Party (a “Disclosing Party”), all information and Technology of the Disclosing Party that is of a private, secret or confidential nature, in whatever form, that relates to the business, financial condition, technology, products or services of the Disclosing Party, its Affiliates, customers, suppliers, or potential customers or suppliers, disclosed or provided by such Disclosing Party to the other Party (the “Receiving Party”) pursuant to or in connection with this Agreement, whether communicated in writing, electronically or orally, or by any other method. Notwithstanding the foregoing, none of the foregoing shall be considered to be Confidential Information if (a) as of the date of disclosure, it is known to the Receiving Party, as demonstrated by written documentation maintained in the ordinary course of business; (b) as of the date of disclosure it is in the public domain or it subsequently enters the public domain through no fault of the Receiving Party; (c) it is obtained by the Receiving Party from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the Disclosing Party; or (d) it is independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party as demonstrated by written documentation maintained in the ordinary course of business. For purposes of clarity, all X4 Background Technology, all other information provided by X4 to the Company with respect to the X4 Materials and all Results shall be Confidential Information of X4 for purposes of this Agreement.

1.22 “Control” or “Controlled” means (a) with respect to Technology or Patent Rights, the ability of a Party to use, grant access to, or grant a license or sublicense to, such Technology or Patent Rights (other than pursuant to this Agreement) as provided herein without violating the terms of any agreement or arrangement with any Third Party and without violating any Applicable Laws and (b) with respect to Proprietary Materials, the possession by a Party of the right to supply such Proprietary Materials to the other Party as provided herein without violating the terms of any agreement or arrangement with any Third Party and without violating any Applicable Laws.

1.23 “Equipment” means any items of equipment described in any Statement of Work that are purchased by the Company on behalf of X4 and used to provide Services.

1.24 “Executive Officers” means the Chief Executive Officer of X4 and the Chief Executive Officer of the Company.

1.25 “FDA” means the United States Food and Drug Administration or any successor agency or authority thereto.

1.26 “FDCA” means the United States Federal food, Drug and Cosmetic Act, as amended.

1.27 “Force Majeure” means any occurrence beyond the reasonable control of a Party that (a) prevents or substantially interferes with the performance by that Party of any of its obligations under this Agreement and (b) occurs by reason of any act of God, flood, fire, explosion, earthquake, strike, lockout, labor dispute, casualty or accident, or war, revolution, civil commotion, act of terrorism, blockage or embargo, or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision, authority or representative of any such government.

1.28  “Invention” means any Technology (including, without limitation, any new and useful process, method of manufacture or composition of matter) that is conceived or first reduced to practice by the Company, any Affiliate of the Company and/or any Approved Subcontractor in the conduct of the Services.

1.29 “Patent Rights” means all rights and interests in and to issued patents and pending patent applications including, without limitation, non-provisional patent applications, and all divisions, continuations and continuations-in-part thereof, patents issuing on any of the foregoing, all reissues, reexaminations, renewals and extensions thereof, and supplementary protection certificates therefor, as well as any certificates of invention or applications therefor, and all foreign equivalents of any of the foregoing.

1.30 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

1.31 “Project” means the full range of process development and manufacturing services to be provided by the Company under this Agreement as more fully described in the Project Plan.

1.32 “Project Completion Date” means the date on which all Deliverables contemplated by the Project Plan have been delivered.

1.33 “Project Plan” means the plan describing the overall scope, timelines and Deliverables applicable to the Services, a copy of which is attached hereto as Exhibit A and incorporated herein by reference.

1.34 “Proprietary Materials” means any tangible chemical, biological or physical materials that are (a) furnished by or on behalf of one Party to any other Party in connection with this Agreement, whether or not specifically designated as proprietary by the transferring Party, or (b) conceived or reduced to practice in the conduct of the Services.

1.35 “Regulatory Authority” means any regulatory authority, including the FDA, within the Territory with authority over the development of the manufacturing process contemplated by this Agreement.

1.36 “Results” means all data and results produced or developed by the Company in the conduct of the Services, including all Reports.

1.37 “Service Fees” means the aggregate fees to be paid by X4 to the Company in consideration of the conduct of the Services. For purposes of clarity, the estimated Service Fees for each Project and the payment schedule applicable thereto shall be set forth in each Statement of Work and may be revised only to the extent agreed to by the Parties in a Change Order.

1.38 “Storage Guidelines” means X4’s procedures that describe the methods of storing, preserving and monitoring any and all X4 Materials, which shall be set forth in each Statement of Work.

1.39 “Technology” means, collectively, inventions, discoveries, improvements, know-how, trade secrets and proprietary methods, whether or not patentable, including, without limitation: (a) methods of production or use of, and structural and functional information pertaining to, chemical compounds and (b) compositions of matter, data, formulations, processes, techniques and results.

1.40 “Term” means the period beginning on the Effective Date and continuing for a period of five (5) years, subject to early termination pursuant to Section 6.2; provided that if this Agreement is terminated prior to the end of the Term, the effective date of such early termination shall become the last day of the Term.

1.41 “Territory” means the United Kingdom, and any additional countries or territories, as applicable or required under a subsequent Statement of Work.

1.42 “Third Party” means a Person other than the Company and X4 and their respective Affiliates.

1.43 “X4 Background Patent Rights” means any Patent Rights Controlled by X4 that contain one or more claims that cover X4 Background Technology.

1.44 “X4 Background Technology” means any Technology that (a) is Controlled by X4 as of the Effective Date and/or during the Term, (b) relates to the X4 Materials and (c) is necessary or useful for the Company to perform the Project. For purposes of clarity, X4 Background Technology (a) shall not include any X4 Inventions and (b) shall include, without limitation, the Technology described in any Statement of Work.

1.45 “X4 Confidential Information” means any Confidential Information that is a tangible embodiment of X4 Background Technology and is provided by X4 to the Company for use in the conduct of the Services.

1.46 “X4 Invention” means any Invention that is not a Company Invention. For purposes of clarity, the term X4 Invention shall include, without limitation, any Invention that (a) covers or relates to the composition, synthesis, formulation, mechanism of action and/or use of the X4 Materials (including any Compound) and/or (b) is a process or method of manufacture of the X4 Materials (including any Compound).

1.47 “X4 Materials” means any Proprietary Materials that are Controlled by X4 and provided by X4 for use in the conduct of the Project. For purposes of clarity, X4 Materials shall include the Compound and any other Proprietary Materials described in any Statement of Work.

Additional Definitions. In addition, each of the following definitions shall have the respective meanings set forth in the section of this Agreement indicated below:

Definition	Section
AAA	7.1.1(b)(i)
Agreement	Recitals
Claims	5.4
Company	Recitals
Company Indemnitees	5.5
Company Personnel	5.2.4
Deliverables	2.3.1
Disclosing Party	1.21
Dispute	7.1.1(a)
Effective Date	Recitals
Indemnified Party	5.6
Indemnifying Party	5.6
JSC	2.5
Losses	5.4
Party/Parties	Recitals
Project Manager	2.5
Quality Technical Agreement	2.1
Receiving Party	1.21
Registrations	2.3.3
Report	2.3.2(b)
Services	2.1
Statement of Work	2.2.2
X4	Recitals
X4 Indemnitees	5.4

2. CONDUCT OF SERVICES

2.1 Engagement of the Company. Subject to the terms and conditions set forth in this Agreement, X4 hereby engages the Company to provide the process development and large scale synthesis services during the Term (the “Services”) identified and described in each Statement of Work (as defined below) and in accordance with the quality agreement between the Parties dated Dec. 12, 2014 (the “Quality Technical Agreement”) in support of the Project to be conducted with respect to the X4 Materials.

2.2 Project Plan; Statement of Work.
2.2.1 Project Plan. The Project Plan describing the overall scope of the Services to be provided by the Company during the Term of this Agreement is attached hereto as Exhibit A.

2.2.2 Statement of Work. Prior to the Company commencing any Services with respect to the Project hereunder, X4 and the Company shall prepare, and the Parties shall execute, a Statement of Work substantially in the form attached hereto as Exhibit B which will specify the specific details of the Services and include, at a minimum, (a) the X4 Materials and X4 Background Technology to be provided by X4, (b) the specific Services to be performed by the Company, and (c) the estimated timelines, estimated Service Fees (including a detailed budget), and the additional terms and conditions, if any, applicable thereto (each, a “Statement of Work”). The initial Statement of Work is attached hereto as Exhibit B-1 and, to the extent executed by the Parties, each subsequent Statement of Work shall be attached hereto as consecutively numbered addendums to Exhibit B (e.g., Exhibit B-2, B-3, etc.), shall be incorporated herein by reference and shall thereafter be subject to the terms and conditions of this Agreement as a Statement of Work hereunder.

2.3 Obligations of the Company.

2.3.1 Performance of Services. During the Term, the Company agrees to: (a) provide the Services identified in each Statement of Work (i) in accordance with (A) the Quality Technical Agreement and (B) all Applicable Laws, including cGCP, and cGMP, and the highest prevailing professional standards and practices applicable in the industry using the same degree of professionalism and standards as customarily provided by similar entities providing such services, (ii) at such times and at such locations as may be specified in the relevant Statement of Work, and (iii) within the timelines specified in the relevant Statement of Work and (b) make all commercially reasonable efforts to deliver to X4 the deliverables specified in the relevant Statement of Work (the “Deliverables”) in the quantities, and meeting the specifications, set forth therein. The Company will not be liable to X4 under this Section 2.3.1, nor be deemed to have breached this Section 2.3.1, for the Company’s failure to comply with this Section 2.3.1 in a timely manner to the extent any such failure is attributable to (i) X4’s failure to provide any documents, X4 Materials or information set forth in the Statement or Work or (ii) X4’s failure to otherwise reasonably cooperate with the Company in connection with the Company’s conduct of the Services under this Agreement. For purposes of clarity, any such failure by X4 will automatically extend any timelines set forth in the applicable Statement of Work by a time period that reasonably takes into account such failure of X4 to provide documents, X4 Materials, information or such reasonable cooperation.

2.3.2 Records; Reports.

(a) Records. The Company shall maintain records of its activities under the Project in sufficient detail, in good scientific manner and otherwise in a manner that reflects all work done and results achieved in the performance of the Project. Without limiting the generality of this Section 2.3.2(a), the Company agrees to maintain a policy that requires its employees and consultants to record and maintain all data and information developed during the Project in a manner that will allow the Parties to use such records to establish the earliest date of conception or reduction to practice of any and all Inventions.

(b) Reports. The Company shall keep the JSC (as defined below) regularly informed of the progress of the Project. Without limiting the generality of the foregoing, the Company shall promptly, not less than once each Calendar Quarter during the Term (and more frequently if required to keep the JSC sufficiently informed), provide the JSC with (i) reports in reasonable detail regarding the status of the Company’s conduct of the Services, (ii) all not previously reported Results, Inventions, original works of authorship, trade secrets, or other Technology generated, conceived, developed and/or reduced to practice in the performance of the Services and (iii) such supporting data and information as may be reasonably requested from time to time by the JSC regarding the Project (each such report, a “Report”).

2.3.3 Responsibility for Registrations. The Company shall secure and maintain in good order, at its sole cost and expense, all current governmental registrations, permits and licenses, that are required by any Regulatory Authority in the Territory (the “Registrations”), for so long and to the extent necessary to permit the Company to perform any of its obligations under this Agreement. The Company shall make copies of such Registrations available for viewing by X4 and its designees for inspection, upon reasonable request from X4.

2.3.4 Additional Safety Responsibilities of the Company. The Company shall be solely responsible for: (a) assuring that its employees engaged in the conduct of the Services are appropriately trained in the handling and use of the X4 Materials; (b) implementing appropriate safeguards applicable to the conduct of the Services as is reasonably necessary to protect the safety of its employees; (c) handling, storing, transporting and disposing of all waste material generated through the conduct of the Services in compliance with all Applicable Laws.

2.3.5 Second Manufacturing Source. At any time during the Term, X4 may submit a written notice to the Company that it wishes to designate a Third Party identified by X4 as a second manufacturing source for any Compound, which notice shall include the Third Party it wishes to so designate (the “Third Party Manufacturer”). Promptly following the Company’s receipt of any such request, the Parties shall agree in good faith upon the terms of any technology transfer from the Company to the Third Party Manufacturer that may be reasonably necessary in order for the Third Party Manufacturer to undertake such manufacture, including the transfer by the Company to the Third Party Manufacturer of all necessary tangible materials and any other Technology and documentation Controlled by the Company that is reasonably necessary to manufacture such Compound (each, a “Technology Transfer”). X4 shall reimburse the Company for (i) the Company’s reasonable internal (FTE-based) costs and out of pocket expenses incurred in undertaking any such Technology Transfer and (ii) any facility scale-up, validation and regulatory authorization costs and expenses incurred to establish the Third Party Manufacturer as such second Manufacturing source.

2.3.6 Assistance with Regulatory Filings. Upon the written request of X4, the Company shall provide X4 and/or X4’s Third Party consultants with reasonable assistance and consultation, and at reasonable costs to be agreed by the Parties to be reimbursed by X4, in connection with the preparation and submission of any filings to be made by X4 with any Regulatory Authority with respect to any Compound, including reasonable assistance with the preparation of the Chemistry Manufacturing and Controls (CMC) sections of any Common Technical Document (CTD) prepared with respect to any Compound and any technical reports and/or validation reports that may be required to support such filings.

2.4 Obligations of X4. During the Term, X4 shall provide to the Company, at X4’s sole cost and expense, such Confidential Information of X4 (including without limitation such specifications, data and protocols applicable to X4 Materials) and such quantities of X4 Materials as may be reasonably necessary or useful for the Company in the performance of the Project as indicated in the applicable Statement of Work. X4 covenants that it will not request or require the Company to perform any assignments or tasks in a manner that would violate any Applicable Laws or to handle any X4 Materials that are hazardous unless X4 provides the Company with any information in X4’s possession or control concerning any health hazards associated with exposure to or the handling, storage, use or disposal of such X4 Material. X4 shall be solely responsible for its decision to use or report (or not use or report) data or information provided by the Company in connection with the conduct of the Services. Except as set forth in Section 2.3.3, X4 will cooperate with the Company, at its sole cost and expense, in taking any actions that are reasonably necessary to comply with any regulatory obligations applicable to the conduct of the Services as described in any Statement of Work in accordance with this Agreement.

2.5 Project Management. The day-to-day interactions and management with respect to the Project will be performed by two (2) project managers, with one (1) appointed by each Party (each, a “Project Manager”). The Project Managers shall be the principle point of contact between the Parties. As part of their duties, the Project Managers shall (a) be responsible for monitoring and revising the Statement of Work in accordance with the procedures set forth in Section 2.8, establishing operating guidelines for the Project, defining communication formats, forming and approving teams and monitoring the general progress of each Project and (b) co-chair Joint Steering Committee (the “JSC”). The Project Managers shall be appointed by each Party no later than thirty (30) days following the Effective Date and may thereafter be removed and a new Project Manager appointed by each respective Party, at such Party’s sole discretion, upon written notice to the other Party.

2.6 Joint Steering Committee.
2.6.1  Establishment. Within thirty (30) days of the Effective Date, the Parties shall establish the JSC, consisting of an equal number of (not more than two (2)) representatives from each Party, including, without limitation, each Party’s Project Manager and one (1) technical or other representative from each Party. The JSC will meet to discuss any matters that cannot be resolved by the Parties’ respective Project Managers and to monitor the general progress of the Project.

2.6.2 Frequency of JSC Meetings; Agendas. Meetings of the JSC shall be conducted on a schedule to be determined by the Project Managers and may be held by telephone or in person. The frequency and the location for such meetings shall be established by the JSC. Meetings may be held only if a quorum of at least one (1) representative of each Party participates. The Project Manager for each Party shall be responsible for setting the agenda in advance of each JSC meeting date. Any member of the JSC may propose additional agenda items in advance of each meeting. X4 will prepare minutes of each JSC meeting promptly following each meeting and will distribute such minutes to the Company for review and approval.

2.6.3 Dispute Resolution. The objective of the JSC shall be to reach agreement by consensus on all matters, and the JSC will diligently and in good faith seek to resolve any matters in dispute. If the JSC is unable to resolve a dispute despite its good faith efforts, either Party may refer the dispute to the Executive Officer (or other designee) of each Party in accordance with Section 7.1.1(a). If the Executive Officer(s) (or other designees) are unable to resolve the disputed matter as provided in Section 7.1.1(a), either Party may, by written notice to the other Party, refer the dispute to binding arbitration in accordance with Section 7.1.1(b).

2.7 License Grants.

(a) License to the Company. X4 hereby grants to the Company a fully paid, non- exclusive license under any and all X4 Background Technology and X4 Background Patent Rights to the extent necessary for the Company to conduct the Services during the Term, including for the Company to use the X4 Materials to the extent necessary to conduct the Services.

(b) License to X4. If any Company Invention is employed by, is embodied within, or otherwise materially useful or necessary to use or to practice, any Deliverable or X4 Invention, the Company shall be deemed to have granted, and hereby grants, to X4 a non-exclusive, worldwide, royalty- free, fully-paid, sublicensable, perpetual license under such Company Invention solely to the extent necessary to practice such Deliverable and/or X4 Invention.

2.8 Change Orders.
2.8.1 Company-Initiated Changes. If at any time during the Term, the Company reasonably determines that it is necessary in the conduct of the Project to perform Additional Services not specifically provided for in the applicable Statement of Work, the Company shall prepare a Change Order describing in reasonable detail the nature of such Additional Services, and submit such Change Order to X4 for X4’s review and written approval. All Change Orders approved by X4 shall be signed by the Project Manager of each Party or by such other authorized representatives of the Company and X4 that the Project Managers may designate in writing. If any changes contemplated by a Change Order will, or are reasonably expected to, impact the estimated timing, Service Fees or scope of the Project and/or any Statement of Work, the Company shall provide X4 with a written description of such expected impact (including, if applicable, a written estimate of all such increased Service Fees) in the Change Order.

2.8.2 X4-Initiated Changes. X4 shall have the right to request reasonable modifications to any Statement of Work by providing a written notice thereof to the Company. Upon receipt of such notice, the Company shall generate a Change Order and submit such Change Order to X4 for X4’s review and approval in accordance with the process described in Section 2.8.1.

2.8.3 Effect of Change Orders. Upon approval of each Change Order as described in this Section 2.8, (a) the Change Order shall constitute an amendment to the applicable Statement of Work, (b) the Additional Services described in the Change Order shall be deemed to be Services for purposes of this Agreement, and (c) the Change Order will be implemented by the Company as soon as it is commercially practical to do so in accordance with the timeline, if any, set forth in the Change Order.

2.9 Use of X4 Materials. The Company shall maintain all X4 Materials in safe, secure and segregated storage under its control in the Company Facility in accordance with the Storage Guidelines. The Company hereby agrees that, notwithstanding anything to the contrary in this Agreement or in the Statement of Work, (a) the Company shall not use X4 Materials for any purpose other than in the conduct of the Services at the Facility; (b) the Company shall transfer X4 Materials only to those employees or consultants of the

Company who are conducting the Services at the Facility and who are bound by obligations of confidentiality and non-use comparable in scope to those set forth in this Agreement; (c) the Company shall not (i) transfer, distribute or release any X4 Materials to any Third Party without the prior written consent of X4 or (ii) analyze in any way the composition of the X4 Materials or otherwise perform any studies that might reveal the structures or compositions of the X4 Materials; (d) the Company shall not acquire any right, title or interest in or to the X4 Materials as a result of such supply by X4 or the use by the Company of the X4 Materials in the conduct of the Services; and (e) upon the expiration or termination of the Term, the Company shall, if and as instructed by X4, either destroy or return to X4 all unused quantities of X4 Materials.

2.10 No Right to Subcontract. The Company shall not subcontract, sublicense or otherwise delegate all or any portion of the Services under this Agreement to any Third Party without X4’s prior written consent. Notwithstanding the foregoing, the Company may subcontract certain non-essential or routine tasks that are part of the Services without X4’s consent to any Approved Subcontractor; provided that they involve tasks which would normally be sub contracted by the Company in the normal course of its business.
2.11 Facility Visits by X4 Personnel. X4’s representatives (unless such representatives are employed by, or engaged as consultants of, competitors of the Company) may, upon reasonable prior written notice, visit the Company Facility during those hours during which Services are performed on dates and at times that are not materially disruptive to the business of the Company to observe the progress of the Services and in order to ascertain compliance by the Company with the terms of this Agreement, which visit shall include, as requested by the Company, the inspection of (a) the holding facilities for X4 Materials, (b) the Equipment, (c) the quality control procedures and systems of the Company, and (d) all Records relating to the Services. An audit may be held once per calendar year at no cost. X4 will reimburse the Company for its time and expenses associated with any additional audit during such calendar year unless such audit is as a result of a Company breach of, or reveals that the Company has breached, this Agreement or any applicable law or regulation. Any information disclosed to X4 representatives in writing, orally or by inspection of tangible objects in connection with any such visit shall be considered the Company Confidential Information and protected as such by X4 pursuant to the terms of this Agreement.

2.12 Product Release. The Company shall be responsible for release of any Compound to X4. Final disposition of any Compound shall be the responsibility of X4. Except for samples, X4 shall provide written authorization to the Company prior to shipment of any Compound. Final release of any Compound for distribution in EU is the sole responsibility of the Qualified Person at X4 designated testing/release site. The Company shall forward to X4 applicable documents which comprise the disposition package for each batch of each Compound. The Company shall promptly notify X4 in writing about any regulatory investigations concerning the Manufacturing of any Compound.

2.13 Batch Rejection of Manufactured Compound. During the period commencing on X4’s receipt of each delivered batch of manufactured Compound (each a “Batch”) and continuing until the later of (i) thirty (30) days following the date of X4’s receipt of such Batch, or (ii) fifteen (15) days following X4’s receipt of the applicable released executed Batch record(s) and related documentation in accordance with the Statement of Work Order (such period, the “Testing Period”), X4 shall have the right (but not the obligation) to test and inspect such Batch to determine whether such Batch conforms to GMP, the specifications, the Statement of Work and, if applicable, the Quality Technical Agreement (collectively the “Product Requirements”). X4 shall notify the Company prior to the expiration of the Testing Period in writing of its rejection of any Batch describing the manner in which such Batch does not conform to the Product Requirements, together with reasonable supporting evidence, if any, and the Company shall consider in good faith whether it agrees with X4’s rejection of such Batch and shall deliver notice to X4 of the Company’s conclusion within ten (10) days after Company’s receipt of the written rejection notice from X4. If X4 fails to deliver to the Company, prior to the expiration of the Testing Period, a written rejection notice, then X4 shall be deemed to have accepted such Batch. If Company delivers a written notice to X4 within such ten (10) day period that the Company disagrees with X4’s rejection of such Batch, then the Parties shall submit the samples of such Batch to any independent testing laboratory or other appropriate expert, in each case, mutually acceptable to the Parties, for resolution, whose determination of conformity or non-conformity shall be binding upon the Parties. If the laboratory or expert subsequently determines that the Batch does conform with the Product Requirements, then (a) X4 shall be deemed to have accepted such Batch, and (b) X4 shall bear the costs associated with retaining such laboratory or consultant. If the Company delivers a written notice to X4 that the Company agrees with X4’s rejection of a Batch, or the laboratory or expert subsequently confirms that such Batch does not conform to the Product Requirements, (and, in the case of a Batch that is manufactured pursuant to a non-validated process, such Batch non-conformance is proven to be due to negligence, material deviation from the approved batch record, or gross violation of GMP where Aptuit and X4 agree batch rejection is required, willful misconduct or omission by Company), the Company, shall, (a) at X4’s option promptly (i) supply X4 with a conforming Batch at the Company’s sole cost and expense or (ii) credit X4 for such non-conforming Batch and (b) bear the costs associated with retaining such laboratory or consultant, to the extent retained by the Parties as provided above.

2.14 Compensation.
2.14.1 Service Fees. In consideration of the performance of the Services, X4 will pay the Company the Service Fees applicable to the conduct of the Services, as set forth in the applicable Statement of Work. X4 understands and agrees that each Statement of Work will require an upfront payment upon its execution.

2.14.2 Payment Terms. Invoices for Service Fees shall be issued by the Company to X4 within thirty (30) days after the end of the month in which such Services are provided or Service Fees incurred, as the case may be. All invoices will be sent to X4 Pharmaceuticals via email at accounts.payable@X4pharma.com. All amounts due thereunder shall be due and payable by X4 within thirty (30) days after receipt of each such invoice. Notwithstanding the foregoing, X4 may withhold payment of any invoiced Service Fees that it disputes in good faith; provided that (a) within twenty-one (21) days after receiving any invoice, X4 shall notify the Company if it disputes the accuracy or appropriateness of such invoiced amount and shall specify the particular respects in which it believes such invoiced amount is inaccurate or inappropriate; and (b) as soon as practicable thereafter, the Parties shall negotiate in good faith to resolve any such dispute in accordance with Section 7.1.1 of this Agreement. The currency of this Agreement and of all related Statements of Work is U.S. Dollars. All payments under this Section 2.13.2 shall be made by X4 by wire transfer or check in U.S. currency to the account specified in the Statement of Work. Past due amounts which are not in dispute shall bear interest from the date due until paid at a rate equal to the lesser of twelve percent (12%) per annum, or the maximum rate permitted by Applicable Laws.

2.14.3 Non-Payment of Undisputed Amounts. If X4 fails to pay undisputed invoices when due, in addition to its other rights under this Agreement, the Company will have the right, in its discretion, to cease all activities hereunder and withhold the Deliverables with respect to the unpaid amount until such outstanding and undisputed invoices have been paid in full. It is understood that prior to ceasing all activities and withholding the Deliverables, the Company will make all reasonable efforts to initiate good faith discussions with X4 with a view to resolving the payment issues otherwise.

2.15 Regulatory Matters. The Company will notify X4 promptly, and in no event later than one (1) Business Day, after the Company receives any contact or communication from any Regulatory Authority relating to any Services provided hereunder and will provide X4 with copies of any such communication within one (1) Business Day of receipt of such communication by the Company. The Company will consult with X4 regarding the response to be made to any inquiry from any Regulatory Authority relating to any Services provided hereunder and will allow X4 at its discretion to control and/or participate in any further contacts or communications relating thereto. The Company will comply with all reasonable requests and comments by X4 with respect to all contacts and communications with any Regulatory Authority relating in any way to the Services. The Company will immediately inform X4 in the event that any Regulatory Authority takes regulatory action against the Company for reasons unrelated to the Services, if such action would reasonably be expected to have an effect on the Company’s performance of the Services.
2.16 Accident Reports. The Company shall promptly report to X4 all material accidents related to the manufacture, handling, use or storage of any X4 Materials.

3. TREATMENT OF CONFIDENTIAL INFORMATION
3.1 Confidentiality Obligations. X4 and the Company each recognizes that each other Party’s Confidential Information constitutes highly valuable assets of the other Party. X4 and the Company each agree that, subject to the remainder of this Article 3, during the Term and thereafter following the termination or expiration of this Agreement, it will hold in confidence and will not disclose, and will cause its Affiliates to not disclose, any Confidential Information of the other Party and it will not use, and will cause its Affiliates to not use, any Confidential Information or Proprietary Materials of the other Party except as expressly permitted hereunder.
3.2 Limited Disclosure and Use. Each Receiving Party agrees that disclosure of the Confidential Information of the Disclosing Party, or transfer of any Proprietary Materials of the Disclosing Party, may only be made by the Receiving Party to any employee, consultant or Affiliate of the Receiving Party, or, with respect to the Company as Receiving Party, to any Approved Subcontractor, to enable such Receiving Party to exercise its rights or to carry out its responsibilities under this Agreement; provided that any such disclosure or transfer shall only be made to Persons who are bound by written obligations of confidentiality no less restrictive than those described herein. In addition, each Party agrees that the Receiving Party may disclose the Confidential Information of the Disclosing Party (a) on a need-to-know basis to such Receiving Party’s legal and financial advisors who are bound by written obligation of confidentiality no less restrictive than those described herein; (b) as reasonably necessary in connection with an actual or potential merger, acquisition, consolidation, share exchange or other similar transaction involving such Party and any Third Party in accordance with Section 7.7 of this Agreement; and (c) as required by Applicable Laws or compelled to do so by order or decree; provided that in the case of any disclosure under this clause (c), the Receiving Party shall (i) provide the Disclosing Party with reasonable advance written notice of, and an opportunity to comment on, any such required disclosure and (ii) if requested by the Disclosing Party, cooperate in all reasonable respects with the Disclosing Party’s efforts to obtain confidential treatment or a protective order with respect to any such disclosure, at the Disclosing Party’s expense.

3.3 Employees and Consultants. X4 and the Company each hereby represents that all of its employees and consultants, and all of the employees and consultants of its Affiliates, who have access to Confidential Information or Proprietary Materials of each other Party are or will, prior to having such access, be bound by written obligations to maintain such Confidential Information or Proprietary Materials in confidence. Each Party agrees to, and to cause its Affiliates to, enforce such obligations and to prohibit its employees and consultants from using such information except as expressly permitted under this Agreement. Each Party will be responsible for, and liable to, the other Party for any disclosure or misuse by its employees of Confidential Information or Proprietary Materials of the other Party.

3.4 Publicity. Except as required by Applicable Laws, no Party shall issue a press or news release or make any similar public announcement related to the terms or existence of this Agreement or the conduct of the Services without the prior written consent of the other Party. In the event that such disclosure is required as aforesaid, the disclosing Party shall provide the other Party with notice beforehand and coordinate with the other Party with respect to the wording and timing of any such disclosure. Once any press release or any other written statement is approved for disclosure by both Parties, any Party may make subsequent public disclosure of the contents of such statement without the further approval of the other Parties. Notwithstanding the foregoing, no Party shall use the name of the other Party in any promotional materials or advertising without the prior express written consent of the other Party.

4.  INTELLECTUAL PROPERTY RIGHTS
4.1  X4 Intellectual Property Rights. X4 shall have sole and exclusive ownership of all right, title and interest on a worldwide basis in and to any and all X4 Background Technology, X4 Background Patent Rights, X4 Materials, X4 Inventions, Results and Deliverables. In connection therewith, the Company hereby assigns, and shall require its employees to assign, to X4, all right, title and interest in and to all X4 Inventions, Results and Deliverables.
4.2 Company Intellectual Property Rights. The Company shall have sole and exclusive ownership of all right, title and interest on a worldwide basis in and to any and all Company Background Technology, Company Patent Rights and Company Inventions. In connection therewith, X4 hereby assigns, and shall require its employees to assign, to the Company, all right, title and interest in and to all Company Inventions subject to the license granted to X4 pursuant to Section 2.7(b).

4.3 Ownership of Equipment. X4 shall own all right, title and interest in and to any and all Equipment, and all materials and other assets purchased by the Company for the performance of the Services to the extent the cost of same is reimbursed by X4. All Equipment shall be maintained by the Company in accordance with its standard maintenance program. X4 shall be liable for all damage and risk of loss to the Equipment, unless caused by the gross negligence or willful misconduct of the Company. X4 shall have the right to reclaim or retain possession of such Equipment at its expense upon reasonable notice at such time as it is no longer required for use by the Company to conduct the Services.

4.4 Cooperation. During the Term of this Agreement, the Company shall cooperate fully with X4 and its attorneys and agents in the preparation and filing of all papers and other documents as may be required to obtain, perfect, sustain and enforce X4’s rights in and to any X4 Inventions, including but not limited to, joining in any proceeding to obtain letters, patents, copyrights, trademarks or other legal rights with respect to any such X4 Inventions in the United States and in any and all other countries; provided that X4 shall bear the expense of such proceedings. Any patent or other legal right with respect to any X4 Inventions issued to the Company personally shall be assigned by the Company to X4 without charge by the Company. In the event X4 is unable for any reason, after reasonable effort, to secure the Company’s signature on any document needed in connection with the actions specified in this Section 4.4, the Company hereby irrevocably designates and appoints X4 and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest, to act for and on its behalf, for the express and sole purpose to execute, verify and file any such documents to further the purposes of this Section 4.4 with the same legal force and effect as if executed by the Company.

4.5 Record Retention. The Company will maintain records of all Results obtained or generated by the Company in the course of providing Services hereunder, including all computerized records and files, in accordance with Applicable Laws and industry standards in a secure area. Upon the written request of X4, copies of all such records will be delivered to X4 or to its designee in such form as is then currently in the possession of the Company. Company shall retain originals of all such records for a period of ten (10) years, or as otherwise required by Applicable Laws, whichever is longer. In no event will the Company dispose of any such records without first giving X4 sixty (60) days’ prior written notice of its intent to do so; provided that the Company may retain copies of any records as are reasonably necessary for regulatory or insurance purposes, subject to the Company’s obligations of confidentiality under this Agreement. X4 will reimburse the Company for the reasonable costs and expenses incurred by the Company for the copying and shipping of such records to X4.

5. REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
5.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, as follows:
5.11 Organization. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement.

5.1.2 Authorization. The execution and delivery by it of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and will not violate (a) such Party’s certificate of incorporation or bylaws, (b) any agreement, instrument or contractual obligation to which such Party is bound in any material respect, (c) any requirement of any Applicable Laws, or (d) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party.

5.1.3 Binding Agreement. This Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions.

5.1.4  No Inconsistent Obligation. It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.

5.2 Additional Representations of the Company. The Company further represents and warrants to X4, as of the Effective Date, as follows:
5.2.1 Company Facility. The Company owns or lawfully controls the Company Facility, and the Company Facility shall be maintained in accordance with cGMP and cGCP and in such condition as will allow the Company to provide the Services in accordance with this Agreement.

5.2.2 Adherence to Regulations. The Company has obtained and will at all times during the Term of this Agreement, maintain, hold and comply with all Registrations necessary to perform this Agreement as now or hereafter required under any Applicable Laws.

5.2.3 Non-Debarment. The Company is not debarred under, and has not and will not, to the Company’s knowledge after diligent inquiry, use, in performing the Services under this Agreement in any capacity, the services of any person debarred under, subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992.

5.2.4 Qualifications of the Company Personnel. The Company has, and will engage, employees and/or consultants (the “Company Personnel”) with the proper skill, training and experience to provide the Services. Before providing Services, all the Company Personnel will have agreed in writing to (a) confidentiality obligations consistent with the terms of this Agreement, and (b) effectively vest in the Company any and all rights that such Company Personnel might otherwise have in the results of their work. All Company Personnel to be used by the Company shall be listed in the applicable Statement of Work.

5.2.5 Use of Deliverables/X4 Inventions. To the Company’s knowledge, the performance of the Services under this Agreement does not infringe or will not infringe upon the patents, copyrights or trademarks, or misappropriate the trade secrets, of any Third Party.

5.2.6 Use of Proprietary Materials by the Company. Excluding the X4 Materials and any other materials supplied by X4 to the Company, all Proprietary Materials procured by the Company for use in the conduct of the Services have been and will be procured in compliance with all Applicable Laws.

5.2.7 Company Materials. The Company will use commercially reasonable efforts at all times during the term of this Agreement to keep all Company Materials secure and safe from loss and damage in such manner as the Company stores materials of a similar nature. During the Term, the Company will at all times segregate and store the Company Materials in such a way as to be able to distinguish the same from products and materials belonging to the Company or held by the Company for a Third Party.

5.2.8 Warranty Disclaimer. THE COMPANY ACKNOWLEDGES THAT THE X4 MATERIALS ARE SOLELY FOR USE IN HUMAN CLINICAL STUDY, THAT THE COMPANY IS AWARE OF THE RISKS OF WORKING WITH CLINICAL MATERIAL AND THAT IT WILL UTILIZE PRUDENT PRACTICES IN HANDLING THE X4 MATERIALS. EACH PARTY HEREBY ACKNOWLEDGES THAT THE OTHER PARTY HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, RELATING TO THE SERVICES INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE.

5.3 Limited Liability. (I) NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT OR ANY STATEMENT OF WORK OTHER THAN SECTION 5.3(II) BELOW AND EXCEPT WITH RESPECT TO ANY BREACH OF ARTICLE 3, AND EXCEPT AS PROVIDED IN SECTION 5.4 OR SECTION 5.5, EITHER PARTY’S LIABILITY, DAMAGE, LOSS OR EXPENSE UNDER THIS AGREEMENT AND ANY STATEMENT OF WORK TO THE OTHER PARTY SHALL BE LIMITED TO TWO TIMES THE AGGREGATE SERVICE FEES PAID FOR THE SERVICES PERFORMED UNDER THE RELEVANT STATEMENT OF WORK. EXCEPT WITH RESPECT TO ANY BREACH OF ARTICLE 3 OR IN CASE OF LOSSES ARISING OUT OF A FINALLY

ADJUDICATED THIRD PARTY CLAIM OR SETTLEMENT OF SUCH THIRD PARTY CLAIM PURSUANT TO SECTION 5.6 THAT IS, IN EITHER CASE, SUBJECT TO SECTION 5.4 OR 5.5, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR LOST REVENUES, COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES, WHETHER UNDER ANY CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY. (II) NOTHING CONTAINED HEREIN IS INTENDED TO EXCLUDE OR LIMIT ANY LIABILITY FOR (a) DEATH OR PERSONAL INJURY CAUSED BY A PARTY’S NEGLIGENCE; OR, (b) FRAUD.

5.4 Indemnification of X4 by the Company. The Company shall indemnify, defend and hold harmless X4, its Affiliates, their respective directors, officers, employees and agents, and their respective successors and assigns (the “X4 Indemnitees”), against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) (collectively, “Losses”) actually incurred by or imposed upon X4 Indemnitees or any one of them, as a direct result of any claims, suits, actions or demands made by any Third Party (collectively, the “Claims”) to the extent arising out of (a) the Company’s and/or its Approved Subcontractors’ and/or its employees’ or agents’ gross negligence or willful misconduct in the performance of the Services; (b) the actual or alleged infringement of any patent rights, or intellectual property rights of any Third Party as a result of the use by the Company of the Company Background Technology and/or Company Patent Rights in the conduct of the Services; or (c) the Company’s and/or its Approved Subcontractors’ and/or its employees’ or agents’ breach of any material term or condition of this Agreement; provided that the Company shall not be obligated to indemnify X4 for any Claims to the extent arising from or occurring as a result of the gross negligence or willful misconduct of X4, its Affiliates or their respective employees or agents.

5.5 Indemnification of the Company by X4. X4 shall indemnify, defend and hold harmless the Company, its Affiliates, their respective directors, officers, employees and agents, and their respective successors and assigns (the “Company Indemnitees”), against any Losses actually incurred by or imposed upon the Company Indemnitees or any one of them, as a direct result of any Claims, to the extent arising out of (a) X4’s and/or its employees’ or agents’ breach of any material term or condition of this Agreement; (b) the use or sale by X4 of the Results, the Deliverables and/or any X4 Inventions; (c) the actual or alleged infringement by the Company of any patent rights or intellectual property rights of any Third Party as a result of the use by the Company of X4 Background Technology or X4 Patent Rights in the conduct of the Services in accordance with any Statement of Work; or (d) the gross negligence or willful misconduct of X4, its Affiliates or their respective employees or consultants; provided that X4 shall not be obligated to indemnify the Company for any Claims to the extent arising from or occurring as a result of the gross negligence or willful misconduct of the Company, its Affiliates or their respective employees or agents.

5.6 Conditions to Indemnification. An X4 Indemnitee or Company Indemnitee seeking recovery under Sections 5.4 or 5.5 (the “Indemnified Party”) in respect of a Claim shall give prompt notice of such Claim to the Company or X4, as the case may be (the “Indemnifying Party”); provided that the Indemnifying Party is not contesting its obligation under Sections 5.4 or 5.5, shall permit the Indemnifying Party to control any litigation relating to such Claim and the disposition of such Claim (including without limitation any settlement thereof); provided further that the Indemnifying Party shall not settle or otherwise resolve such Claim without the prior written consent of such Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless such settlement includes a full release of the Indemnified Party, in which case the Indemnifying Party may settle or otherwise resolve such Claim without the prior written consent of such Indemnified Party. Each Indemnified Party shall cooperate with the Indemnifying Party in its defense of any such Claim in all reasonable respects and shall have the right to be present in person or through counsel at all legal proceedings with respect to such Claim.

5.7 Insurance. During the Term, the Company shall carry, with financially sound and reputable insurers, insurance coverage (including errors and omissions, professional liability and comprehensive liability coverage) with respect to the conduct of its business against loss from such risks and in such amounts as is customary for well-insured companies engaged in similar businesses. In addition, X4 shall maintain during the Term policies of insurance in the amounts and of the types reasonably appropriate for the conduct of its business.

6.  TERM AND TERMINATION
6.1 Term. This Agreement shall commence on the Effective Date and continue, unless earlier terminated as provided herein, until the expiration of the Term.

6.2 Termination.
6.2.1 Unilateral Right to Terminate/Suspend Performance. X4 shall have the right to terminate this Agreement, or any Statement of Work, or suspend the performance of any Statement of Work, for any reason, effective upon not less than thirty (30) days’ written notice to the Company.
6.2.2 Termination for Breach. Either Party may terminate this Agreement, effective immediately upon written notice to the other Party, for a material breach by the other Party of this Agreement that, if curable, remains uncured for twenty (20) days after the non-breaching Party first gives written notice to the other Party of such breach and its intent to terminate this Agreement if such breach is not cured.
6.2.3 Termination for Insolvency. Should either Party become insolvent or unable to pay its debts as they fall due or make an assignment for the benefit of creditors or should voluntary or involuntary bankruptcy or similar proceedings be instituted against it or if any action, application or proceeding is made with regard to it for a voluntary arrangement, composition or reconstruction of its debts, or the presentation of an administrative petition, or its winding-up or dissolution, or the appointment of a receiver, liquidator, trustee or similar officer of its property be appointed, then the other Party will have the right to terminate this Agreement forthwith by notice in writing.

6.3 Consequences of Expiration of Termination of Agreement. In the event of the termination of this Agreement pursuant to Section 6.2, or the expiration of the Term pursuant to Section 6.1, the following provisions shall apply:
(a) the license granted by X4 to the Company pursuant to Section 2.7(a) shall immediately terminate;

(b) the license granted by the Company to X4 pursuant to Section 2.7(b) shall continue in full force and effect;
(c)  Company will terminate all Services in progress in an orderly manner as soon as practical and in accordance with a schedule agreed to by X4;
(d)  the Company will deliver to X4 any X4 Materials in its possession or Control and all Deliverables developed through the date of termination or expiration;
(e)  X4 will pay the Company (i) any Service Fees due and owing the Company, up to the effective date of termination or expiration, for Services actually performed and all authorized expenses actually incurred (as specified in the applicable Statement(s) of Work), (ii) any non-cancelable costs incurred before termination of this Agreement but paid after the effective termination date, and any termination payments specified in the relevant Statement of Work and (iii) expenses incurred to complete activities related to termination and close-out of the Services, including fulfillment of any regulatory requirements;
(f)  the Company shall promptly (i) return to X4 all unused X4 Materials in its possession or control, unless otherwise directed in writing by X4 and (ii) return to X4 all Confidential Information of X4 in its possession or control; provided that the Company may retain one (1) copy of Confidential Information of X4 in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations hereunder;
(g)  in the sole discretion of X4, the Company shall either (i) promptly return to X4 all unused tangible materials in the Company’s possession or control that are obtained by the Company from any Third Party to conduct the Services, unless otherwise directed in writing by X4 or (ii) promptly refund to X4 the cost paid by X4 to the Company for such Third Party tangible materials; and
(h)  X4 shall promptly return to the Company all Confidential Information of the Company in its possession or control; provided that X4 may retain one (1) copy of Confidential Information of the Company in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations hereunder.

6.4 Consequences of Termination or Suspension of a Statement of Work. In the event of the termination or suspension of a Statement of Work pursuant to Section 6.1, the following provisions shall apply:
(a) the Company will terminate or suspend all Services in the applicable Statement or Work in progress in an orderly manner as soon as practical and in accordance with a schedule agreed to by X4; and

(b) the Company will use reasonable efforts to re-allocate its personnel and mitigate costs and expenses incurred as a result of such termination or suspension;
(c) in the sole discretion of X4, the Company shall either (i) promptly return to X4 all unused tangible materials in the Company’s possession or control that are obtained by the Company from any Third Party to conduct the Services in the applicable Statement or Work, unless otherwise directed in writing by X4 or (ii) promptly refund to X4 the cost paid by X4 to the Company for such Third Party tangible materials; and
(d) X4 will pay the Company any (i) Service Fees due and owing the Company under the applicable Statement or Work, up to the effective date of termination or suspension, for Services actually performed and all authorized expenses actually incurred (as specified in the applicable Statement(s) of Work), and (ii) any non-cancelable costs incurred before the termination or suspension but paid after the effective termination or suspension date that the Company is not able to mitigate.

6.5 Remedies; Injunctive Relief. Except as otherwise expressly set forth in this Agreement, the termination provisions of this Article 6 are in addition to any other relief and remedies available to either Party under Applicable Laws. Each Party hereby acknowledges that any breach or threatened breach of any of the terms of this Agreement may result in substantial, continuing and irreparable injury to the other Party and hereby agrees that, in addition to any other remedy that may be available to that other Party, such other Party will be entitled to obtain injunctive relief from the courts referred to in Section 7.1 below in the event of any breach or threatened breach of any of the terms of this Agreement.
6.6  Surviving Provisions. Notwithstanding any provision herein to the contrary, the rights and obligations of the Parties set forth in Articles 3, 4 and 7 and Sections 5.2, 5.3, 5.4, 5.5, 5.6, 6.3, 6.4 and 6.5, as well as any rights or obligations otherwise accrued hereunder, and any definitions related to the foregoing, shall survive the termination of this Agreement or the expiration of the Term of this Agreement.

7. MISCELLANEOUS
7.1 Dispute Resolution.
7.1.1 Disputes.
(a) Resolution by Executive Officers. In the event of any controversy or claim arising from or relating to any provision of this Agreement, or any term or condition hereof, or the performance by a Party of its obligations under this Agreement, or its construction or the actual or alleged breach of this Agreement by a Party (each, a “Dispute”), either Party, upon written notice to the other Party, may have such Dispute referred to the Parties’ respective Executive Officer(s) or their nominees, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received.
(b) Arbitration.
(i)  Selection of Arbitrators. In the event that any Dispute is not resolved as provided in Section 7.1.1(a) within thirty (30) days of the date of notice of referral to the Executive Officers, either Party may, upon written notice to the other Party, submit the Dispute to final and binding arbitration under the commercial arbitration rules of the American Arbitration Association (the “AAA”). The site of arbitration shall be Boston, Massachusetts. The panel of arbitrators will be comprised of one arbitrator chosen by X4, one arbitrator chosen by the Company and the third arbitrator by the two arbitrators so chosen. If either Party or both Parties fails to choose an arbitrator or arbitrators within thirty (30) days after receiving notice of commencement of arbitration or if the two arbitrators fail to choose a third arbitrator within thirty (30) days after their appointment, then either or both Parties shall immediately request that the AAA select the remaining number of arbitrators to be selected, which arbitrator(s) shall have the requisite scientific background, experience and expertise.
(ii)  Additional Procedures. Either Party may apply to the arbitrators for interim injunctive relief until the arbitration decision is rendered or the dispute is otherwise resolved. Either Party also may, without waiving any right or remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending resolution of the dispute pursuant to this Section 7.1.1. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees in connection any such arbitration; provided that the non-prevailing Party shall pay the costs and expenses incurred by the prevailing Party in connection with any such arbitration, including reasonable attorneys’ fees and costs.

(iii)  Termination of Agreement. In the event of a Dispute involving the alleged breach of this Agreement (including, without limitation, whether a Party has satisfied its diligence obligations hereunder), neither Party may terminate this Agreement until resolution of the Dispute pursuant to this Section 7.1.
(iv) Decision of Arbitrators. The decision of the arbitrators shall be the sole, exclusive and binding remedy between the Parties regarding the determination of all disputes presented. Any monetary payment to be made by a Party pursuant to a decision of the arbitrators shall be made in United States dollars, free of any tax or other deduction.
(v)  Non-Disclosure. Except to the extent necessary to confirm an award or decision or as may be required by Applicable Laws, neither Party nor any arbitrator may disclose the existence or results of any arbitration without the prior written consent of all Parties. In no event shall any arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the Dispute would be barred by the applicable statute of limitations.

7.2 Governing Law. This Agreement will be construed, interpreted and applied in accordance with New York laws (excluding its body of law controlling conflicts of law).
7.3 Limitations. Except as expressly set forth in this Agreement, neither Party grants to the other Party any right or license to any of its intellectual property.

7.4 Entire Agreement. This Agreement and the Quality Technical Agreement finalized by the parties in December 2014 are the entire agreements between of the Parties with respect to the subject matter hereof and supersedes all prior representations, understandings and agreements between the Parties, whether written or oral, with respect to the subject matter hereof. No modification or amendment shall be effective unless in writing with specific reference to this Agreement and signed by the duly authorized representatives of the Parties (which writing and signature may be in a PDF document exchanged via e-mail).

7.5 Waiver. The terms or conditions of this Agreement may be waived only by a written instrument executed by the Party waiving compliance. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term shall be deemed as a continuing waiver of such condition or term or of another condition or term.

7.6 Headings. Section and subsection headings are inserted for convenience of reference only and do not form part of this Agreement.

7.7 Assignment. Neither this Agreement, nor any right or obligation hereunder, may be assigned, delegated or otherwise transferred, in whole or part, by either Party without the prior express written consent of the other not to be unreasonably withheld, conditioned or delayed; provided that either Party may, without the written consent of the other, assign this Agreement and its rights and delegate its obligations hereunder to its Affiliates or in connection with the transfer or sale of all or substantially all of such Party’s assets or business to which this Agreement relates or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 7.7 shall be void. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the Parties.

7.8 Force Majeure. Neither Party shall be liable for failure of or delay in performing its obligations set forth in this Agreement, and neither Party shall be deemed in breach of its obligations, to the extent such failure or delay is due to causes beyond the reasonable control of the affected Party, including, but not limited to, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority (each, a “force majeure”), provided, that, X4 will not be excused from the payment of any amounts otherwise due and payable to the Company under this Agreement notwithstanding the occurrence of any such force majeure. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

7.9 Construction. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

7.10 Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the Term hereof, it is the intention of the Parties that the remainder of this Agreement shall not be affected thereby; provided that a Party’s rights under this Agreement are not materially affected, the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid, illegal or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

7.11 Shipment. All Deliverables shipped by the Company will be shipped FCA the Company’s facilities (as such term is defined by Incoterms 2010). Absent specific instructions from X4, the Company will select the carrier and ship freight prepaid, with the cost thereof charged to X4.

7.12  Status. The Parties hereby acknowledge and agree that X4 and the Company shall be independent contractors and that nothing in this Agreement is intended or shall be deemed to constitute a partner, agency, employer-employee or joint venture relationship between the Parties. Neither X4 nor the Company shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

7.13 Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

7.14 Complete Agreement. This Agreement incorporates in the entirety the Statements of Work, Change Orders and, when appropriate, any Quality Technical Agreement (“Ancillary Agreements”). In the event of any ambiguity, doubt or conflict, the terms and conditions of this Agreement will take precedence over any terms and conditions which appear in Ancillary Agreements save that a Quality Technical Agreement shall take precedence in relation to quality issues. For the sake of clarity the Parties acknowledge and agree that any changes to any of the terms in this Agreement may only be made by agreed amendments to this Agreement and may not be made in any Ancillary Agreements.

7.15 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives.

X4 PHARMACEUTICALS, INC.	APTUIT (OXFORD) LTD.
By: /s/ Paula M. Ragan	By: /s/ Petra Dieterich
Name: Paula M. Ragan, PhD.	Name: Petra Dieterich
Title: CEO

Address for purposes of notification:	Address for purposes of notification:
784 Memorial Drive, Suite 140	Aptuit (Oxford) Limited
Cambridge, MA 02139	111 Innovation Drive, Milton Park, Abingdon
Oxfordshire
OX14 4RZ Oxford
England
Attn: Contract Negotiations Department

EXHIBIT A

PROJECT PLAN

[To be attached]

EXHIBIT B

FORM OF STATEMENT OF WORK

THIS STATEMENT OF WORK (the "Statement of Work") is by and between X4 Pharmaceuticals, Inc. (“X4”) and Aptuit (Oxford) Ltd. (the “Company”) and upon execution will be incorporated into the Master Services Agreement between X4 and the Company dated February 19, 2016 (the “Agreement”). Capitalized terms in this Statement of Work will have the same meaning as set forth in the Agreement.

X4 hereby engages the Company to provide Services, as follows:

1. Project. The Company will render to X4 the following Services in connection with the following Project:

[To be agreed upon by the Parties]

2. X4 Materials.

X4 will provide the Company with the following X4 Materials in connection with the Project:

[Describe specific X4 Materials being provided by X4]

The Storage Guidelines for the X4 Materials are as follows:

[Describe Storage Guidelines]

3. X4 Confidential Information/X4 Background Technology.

X4 will provide the Company with the following X4 Confidential Information/X4 Background Technology in connection with the Project:

[Describe X4 Confidential Information provided by X4]

4. Timelines and Deliverables.
The Services will be completed within INSERT TIME PERIOD. The Deliverables to be established for the Project include:
INSERT Deliverable

5. Project Leaders.
X4:
Company:

6. Compensation.
Estimated Total Service Fees for Project (“Total Service Fees”):

All amounts due under this Statement of Work will be invoiced in United States Dollars to accounts.payable @x4pharma.com according to the following schedule: [INVOICE SCHEDULE].

7. Right to Terminate Project:
[Describe termination rights specific to Project.]

8. Additional Rights Applicable to Project.

In the event of a discrepancy between any terms or conditions set forth in the Statement of Work and any attachments thereto and the Agreement, the terms of the Agreement shall govern.

All other terms and conditions of the Agreement will apply to this Statement of Work.

STATEMENT OF WORK AGREED TO AND ACCEPTED BY:

X4 PHARMACEUTICALS, INC. APTUIT (OXFORD) LTD.

By: By:

Print Name Title

Print Name: Title:

duly authorized duly authorized

Date Date